EXHIBIT 5

The Law Office of Timothy S. Orr, PLLC
4328 West Hiawatha Dr., Ste 101
Spokane, WA 99208
Telephone: (509) 462.2926
Facsimile: (509) 762.0303

March 30, 2015

Via Electronic Transmission

Board of Directors

My Coudz, Inc.

430/23 Moo 12

Nongprue, Banglamung

Chonburi 20150 Thailand

Ladies and Gentlemen:

We have acted as counsel to My Cloudz, Inc., a Nevada corporation (“the Company”), in connection with a Registration Statement on Form S-1by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Act”). The Registration relates to the proposed registration of 4,000,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) Certificate of Incorporation and Bylaws of the Company, as amended; (b) resolutions adopted by the Board of Directors of the Company, (c) the Registration Statement, together with the Exhibits filed as a part thereof; and (d) Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based on such foregoing, I am of the opinion that the Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada and that the 4,000,000 Shares offered by the Company, upon issuance under the terms of the Form S-1, will be duly authorized, validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and includes my opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption “Interests of Named Experts and Counsel” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Finally, the Company acknowledges that:

✓	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

✓

the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

✓

the Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Timothy S. Orr

The Law Office of Timothy S. Orr, PLLC